EXHIBIT 12


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               TRANSAMERICA FIANANCE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                        Nine months ended September 30,
                                                          1998                1997
                                                        (Dollar amounts in millions)
Fixed charges:
         Interest and debt expense                       $    279.9      $    254.2
         One-third of rental expense                           18.9            18.3
                                                         ----------      ----------
Total                                                    $    298.8      $    272.5
                                                         ==========      ==========

Earnings:
         Income from continuing operations               $     97.3      $    101.1
         Provision for income taxes                            59.8            62.9
         Fixed charges                                        298.8           272.5
                                                         ----------      ----------
Total                                                    $    455.9      $    436.5
                                                         ==========      ==========

Ratio of earnings to fixed charges                             1.53            1.60


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